Exhibit 14

                       Pennsylvania Commerce Bancorp, Inc.

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS


I.       Introduction

         This Code of Ethics for Senior Financial Officers (the "Code") applies to Senior Financial Officers of Pennsylvania Commerce Bancorp, Inc. ("Commerce") and its subsidiaries (collectively, the "Company"). The term "Senior Financial Officer", as used in this Code, means the Company's Chief Executive Officer (i.e., the principal executive officer), Chief Financial Officer (i.e., the principal financial officer), Principal Accounting Officer, Controller and any other person performing similar functions.

While this Code provides general guidance for appropriate conduct and avoidance of conflicts of interest, it does not supersede specific policies that are set forth in other Company policy statements.

         The purpose of this Code is to provide guidance to the Company's Senior Financial Officers with regard to and to promote the following:

o        general standards of ethical behavior;
o        standards regarding financial records and reporting;
o        reporting of code violations or variations; and
o        accountability for adherence to the Code.

         It is the policy of Commerce that its employees, directors, and agents are held to the highest standards of honest and ethical conduct when conducting the affairs of the Company. Because the equity shares of Commerce are publicly traded, senior financial officers of Commerce are held to an especially high set of ethical standards, which are further described below. Senior financial officers of Commerce will not commit acts contrary to these standards of ethical conduct nor shall they condone the commission of such acts by others within the Commerce organization.

         II.      General Standards of Ethical Behavior

         Senior financial officers will:

         A. Conduct their personal and professional affairs in a way that avoids both real and apparent conflicts of interest between their interests and the interests of Commerce and report to the CEO or, in the case of the CEO, the Chairman of the Audit Committee any material transaction or relationship that could be expected to give rise to a conflict.



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         B. Refrain from engaging in any activity that would compromise their professional ethics or otherwise prejudice their ability to carry out their duties to Commerce.

         C. Communicate to executive management of Commerce and to accountants engaged in financial audits of Commerce, all relevant unfavorable as well as favorable information and professional judgments or opinions.

         D. Encourage open communication and full, fair, accurate, timely and understandable disclosure of information in all public communications by providing a well understood process under which management is kept informed of information of importance, including any departures from sound policy, practice, and accounting norms.

         E. Ensure that all relevant staff members understand Commerce's open communication and full disclosure standards and processes.

         F. Refrain from disclosing confidential information acquired in the course of their work except where authorized, unless legally obligated to do so.

         G. Inform subordinates, as appropriate, regarding the confidentiality of information acquired in the course of their work and monitor, as needed, to ensure that subordinates maintain that confidentiality.

         H. Refrain from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage, either personally or indirectly through others.

         I. Comply with all applicable governmental laws, rules and regulations.


         III. Standards Regarding Financial Records and Reporting

         Senior financial officers will:

         A. Establish appropriate systems and procedures to ensure that business transactions are recorded on Commerce's books in accordance with Generally Accepted Accounting Principals, established company policy, and appropriate regulatory pronouncements and guidelines.

         B. Establish appropriate polices and procedures for the protection and retention of accounting records and information as required by applicable law, regulation, or regulatory guidelines.


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         C. Establish and administer financial accounting controls that are appropriate to ensure the integrity of the financial reporting process and the availability of timely, relevant information and the safe, sound, and profitable operation of Commerce.

         D. Completely disclose all relevant information reasonably expected to be needed by Commerce's regulatory examiners and internal and external auditors for the full, complete, and successful discharge of their duties and responsibilities.

         IV. Reporting of Code Violations or Variations

         The Company has established a reporting system that requires Senior Financial Officers to report violations of any of the policies set forth in this Code. These mandatory reporting obligations apply whether or not the reporting person was personally involved in the alleged violation of the policies set forth in this Code.

         Upon observing or learning of any violation of the policies set forth in this Code, Senior Financial Officers must report the same by writing a letter describing the suspected violation with as much detail as necessary and sending the letter to the Chairman of the Audit Committee, Confidential - Conduct of Business Affairs at: 100 Senate Avenue, Camp Hill, PA 17011.

         The Senior Financial Officer is required to sign the letter, unless such complaint relates to questionable accounting or auditing matters described below. The Company will treat the letter confidentially unless disclosure is required or deemed advisable by the Company in connection with any actual or potential governmental investigation or unless advised by the Company's outside counsel that disclosure would be in the best interest of the Company. Anonymous letters will not normally be investigated, unless the correspondence concerns questionable accounting or auditing matters covered by the Company's Whistle-Blower Policy.

         The report of an alleged violation of the Code must be factual, rather than speculative or conclusory, and must contain the following specific information to justify the commencement of an investigation: (i) the alleged event, including the date and location of such event, or issue that is the subject of the letter; (ii) the name of each person involved; and (iii) any additional information, documentation or other evidence available to support the reported violation. The Company will not normally investigate letters containing allegations of unspecified wrongdoing without verifiable evidentiary support.

         Once the Company receives notice of a suspected violation of this Code that complies with the foregoing requirements, the Company shall promptly begin an investigation. Such investigation shall be supervised by the Audit Committee. Once a violation is found to exist, the individual that violated the Code shall be subject to disciplinary action as described in Section V of this Code.

         The system of receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters that ensures the




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confidential and anonymous submission of employees' concerns regarding questionable accounting or auditing matters is covered by the separate Whistle-Blower Policy adopted by the Company. You can get a copy of such policy from the Company's Oversight/Compliance Officer.

         The Company will not condone any form of retribution upon any Senior Financial Officer who uses the reporting system in good faith to report suspected wrongdoers, unless the individual reporting the violation is one of the violators. The Company will not tolerate any harassment or intimidation of any Senior Financial Officer using the reporting system. The Company will also exercise disciplinary action against any Senior Financial Officer who is found to have intimidated or harassed a person who has reported a suspected violation in good faith.

         V.       Accountability for Adherence to the Code

         As a condition of employment and continued employment, each Senior Financial Officer must accept the responsibility of complying with the foregoing policies and acknowledge his or her receipt of the Code by executing the Acknowledgement attached hereto. The Company may, at least annually, require each Senior Financial Officer to complete and submit a certification in a form designated by the Company pertaining to compliance with the policies set forth in this Code; a copy of one such form is contained in this Code. The Company reserves the right to request any such Senior Financial Officer to complete and submit such certification at any time or as frequently as the Company may deem advisable.

         Any Senior Financial Officer who knowingly and willfully violates any of these policies is subject to disciplinary action including but not limited to suspension or termination of employment, and such other action, including legal action, as the Company believes to be appropriate under the circumstances. The Audit Committee will make the determination as to penalties applicable to Senior Financial Officers for Code violations.

         VI.      Amendments:  Waiver

         The Company reserves the right to amend, waive or alter the policies set forth in the Code at any time. Any amendment to the Code or waiver or implicit waiver of any provision of the Code requires the approval of a majority of the Company's non-management directors.

         Unless the SEC rules and regulations otherwise provide, amendments to and waivers of any provision of the Code must be promptly disclosed in accordance with SEC regulations, including an explanation of why the waiver or implicit waiver was granted. Unless the SEC rules and regulations otherwise provide, the term "waiver" means the Company's approval of a material departure from a provision of the Code; and the term "implicit waiver" means the Company's failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to any Company Senior Financial Officer.





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           Personal Commitment to Pennsylvania Commerce Bancorp, Inc.
                  Code of Ethics for Senior Financial Officers


I acknowledge that I have read and fully understand the Commerce Code of Ethics for Senior Financial Officers and acknowledge that I may be subject to disciplinary action including, but not limited to suspension, termination of employment, or any other action, including legal action, by the Company in the event of my violation of the Code. I understand that this does not constitute an employment contract.



Date: ________________                 __________________________________
                                       Name


                                       __________________________________
                                       Signature


                                       __________________________________
                                       Title





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        CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS CERTIFICATION FORM*


The undersigned hereby certifies that he or she is not aware of any of the following:

1. Any violation of the Code of Ethics for Senior Financial Officers (the "Code") of Pennsylvania Commerce Bancorp, Inc. and its subsidiaries by the undersigned; or

2.            Any violation of the Code by any other Senior Financial Officer.





Date: ________________                 __________________________________
                                       Name


                                       __________________________________
                                       Signature


                                       __________________________________
                                       Title

















* Violations reported under the Whistle-Blower Policy are not covered by this Form.


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